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                                                                   EXHIBIT 5.1



                          [VINSON & ELKINS LETTERHEAD]

                                 August 25, 1998


Vista Resources Inc.
550 West Texas Avenue
Suite 700
Midland, Texas 79701

Ladies and Gentlemen:

     We have acted as counsel for Vista Energy Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 6,988,793 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company pursuant to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on July 2, 1998, as amended (the "Registration Statement").

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware,
(iii) the Bylaws of the Company and (iv) the Agreement and Plan of Merger dated as of May 22, 1998 among Vista Resources Partners, L.P., Midland Resources, Inc., the Company and Midland Merger Co. (the "Merger Agreement").

     We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

     Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that (a) the Shares, when issued in accordance with the terms of the Merger Agreement and (b) the Shares, when issued upon the exercise of a Midland Common Stock Warrant (as defined in the Registration Statement) in accordance with the terms thereof, will in each such case be validly issued by the Company, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware and the opinion herein as to the Delaware General Corporation Law is based solely upon the latest unofficial compilation thereof available to us.

     This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption "Legal Matters" in the Registration Statement, and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, we do not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                                 Very truly yours,

                                                 /s/ VINSON & ELKINS L.L.P.